Exhibit 99.1

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
On March 31, 2017, E. I. du Pont de Nemours and Company ("DuPont" or the "company") entered into a definitive agreement with FMC Corporation ("FMC") for the acquisition of the Crop Protection business and R&D assets (the "Divested Ag Business") that DuPont is required to divest to obtain European Commission ("EC") approval of the merger between The Dow Chemical Company and DuPont. DuPont has agreed to acquire certain assets relating to FMC’s Health and Nutrition segment, excluding its Omega-3 products, (the "Acquired H&N Business") (collectively, the "FMC Transactions").

On November 1, 2017, the company completed the FMC Transactions through the disposition of the Divested Ag Business and the acquisition of the Acquired H&N Business. The assets and liabilities related to the Divested Ag Business at September 30, 2017 are presented as held for sale in the interim Consolidated Balance Sheet on Form 10-Q. The sale of the Divested Ag Business meets the criteria for discontinued operations and as such, earnings are included within income from discontinued operations after income taxes in the interim Consolidated Statements of Operations on Form 10-Q for all periods presented.

The pro forma income statements give effect to the elimination of the Divested Ag Business. DuPont's acquisition of the H&N Business has not been reflected in the pro forma financial statements as it is individually insignificant in accordance with Rules 1-02(w) and 3-05 of Regulation S-X.

The following unaudited pro forma consolidated financial statements were derived from the historical consolidated financial statements of DuPont, which were prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP").

The unaudited pro forma consolidated income statements for the years ended December 31, 2016, 2015 and 2014, are presented as if the divestiture had occurred on January 1, 2014. The unaudited pro forma consolidated balance sheet is not included as the Condensed Consolidated Balance Sheet as of September 30, 2017, included in Part 1, Financial Information, Item 1 of Form 10-Q for the quarterly period ended September 30, 2017, reflects the divested assets and liabilities as held for sale.

The unaudited pro forma consolidated financial statements include pro forma adjustments that are based on the best information available and assumptions that management believes are factually supportable. The unaudited pro forma consolidated financial statements have been presented for illustrative and informational purposes only and are not intended to reflect or be indicative of DuPont's consolidated results of operations or financial position had the divestiture occurred as of the dates presented, and should not be taken as representation of DuPont's future consolidated results of operations or financial condition.

The company believes that the adjustments included within the Discontinued Operation column of the unaudited pro forma consolidated financial statements are consistent with the guidance for discontinued operations under GAAP. DuPont's current estimates on a discontinued operations basis are preliminary and could change as the company finalizes discontinued operations accounting to be reported in the Annual Report on Form 10-K for the year ending December 31, 2017.

The following unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements of DuPont, the accompanying notes to those financial statements and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in DuPont’s Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Report on Form 10-Q for quarterly period ended September 30, 2017.

There were no pro forma adjustments identified by the company. Excluded from the pro forma consolidated income statements are amounts that are non-recurring in nature, not factually supportable, such as future transactions under supply agreements, or amounts that are not material, such as transition service arrangements.

E.I. du Pont de Nemours and Company
Unaudited Pro Forma Consolidated Income Statement
For the Year Ended December 31, 2016
(in millions, except per share data)

	Historical DuPont (as reported)	Discontinued Operations	Pro Forma Adjustments	Pro Forma DuPont Continuing Operations
Net sales	$24,594	$1,385		$23,209
Cost of goods sold	14,469	514		13,955
Other operating charges	686	19		667
Research and development expense	1,641	139		1,502
Selling, general and administrative expenses	4,319	176		4,143
Restructuring and asset related charges - net	552	(4)		556
Sundry income (expense) - net	708	1		707
Interest expense	370	—		370
Income from continuing operations before income taxes	3,265	542	—	2,723
Provision for income taxes on continuing operations	744	103		641
Net income from continuing operations	2,521	439	—	2,082
Less: Net income attributable to noncontrolling interests	12	2		10
Net income from continuing operations attributable to DuPont	$2,509	$437	$—	$2,072

Per Share information:
Basic earnings per share of common stock from continuing operations	$2.86			$2.36
Diluted earnings per share of common stock from continuing operations	$2.85			$2.35

Weighted average shares outstanding:
Basic	873			873
Diluted	877			877

E.I. du Pont de Nemours and Company
Unaudited Pro Forma Consolidated Income Statement
For the Year Ended December 31, 2015
(in millions, except per share data)

	Historical DuPont (as reported)	Discontinued Operations	Pro Forma DuPont Continuing Operations
Net sales	$25,130	$1,473	$23,657
Cost of goods sold	15,112	521	14,591
Other operating charges	459	25	434
Research and development expense	1,898	163	1,735
Selling, general and administrative expenses	4,615	187	4,428
Restructuring and asset related charges - net	810	15	795
Sundry income (expense) - net	697	7	690
Interest expense	342	—	342
Income from continuing operations before income taxes	2,591	569	2,022
Provision for income taxes on continuing operations	696	121	575
Net income from continuing operations	1,895	448	1,447
Less: Net income attributable to noncontrolling interests	6	2	4
Net income from continuing operations attributable to DuPont	$1,889	$446	$1,443

Per Share information:
Basic earnings per share of common stock from continuing operations	$2.10		$1.60
Diluted earnings per share of common stock from continuing operations	$2.09		$1.59

Weighted average shares outstanding:
Basic	894		894
Diluted	900		900

E.I. du Pont de Nemours and Company
Unaudited Pro Forma Consolidated Income Statement
For the Year Ended December 31, 2014
(in millions, except per share data)

	Historical DuPont (as reported)	Discontinued Operations	Pro Forma DuPont Continuing Operations
Net sales	$28,406	$1,794	$26,612
Cost of goods sold	17,023	624	16,399
Other operating charges	645	24	621
Research and development expense	1,958	179	1,779
Selling, general and administrative expenses	4,891	216	4,675
Restructuring and asset related charges - net	476	4	472
Sundry income (expense) - net	1,277	2	1,275
Interest expense	377	—	377
Income from continuing operations before income taxes	4,313	749	3,564
Provision for income taxes on continuing operations	1,168	147	1,021
Net income from continuing operations	3,145	602	2,543
Less: Net income attributable to noncontrolling interests	10	2	8
Net income from continuing operations attributable to DuPont	$3,135	$600	$2,535

Per Share information:
Basic earnings per share of common stock from continuing operations	$3.42		$2.76
Diluted earnings per share of common stock from continuing operations	$3.39		$2.74

Weighted average shares outstanding:
Basic	915		915
Diluted	922		922